Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sciele Pharma, Inc. and subsidiaries (formerly known as First Horizon Pharmaceutical Corporation) (the "Company") of our report dated March 11, 2005, relating to the consolidated statements of operations, stockholders' equity, and cash flows of the Company for the year ended December 31, 2004 and the consolidated financial statement schedule of the Company as of and for the year ended December 31, 2004, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and to the reference to us under the headings "Summary Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement .

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 9, 2007